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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                          Commission File Number  33-288809-A
                                                                  ------------
(Check One):

[ ] Form 10-K and Form 10-KSB

[ ] Form 11-K

[ ] Form 20-F

[X] Form 10-Q and Form 10-QSB

[ ] Form N-SAR

For Period Ended:                    March 31, 2000
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[ ] Transition Report on Form 10-K and Form 10-KSB

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q and Form 10-QSB

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------

    Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ------------------------

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                                     PART I
                             REGISTRANT INFORMATION

    Full name of registrant    MIGRATEC, INC.
                            ----------------------------------------------------
    Former name if applicable
                              --------------------------------------------------

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    Address of principal executive office (Street and number)
                                                              ------------------
11494 Luna Road, Suite 100,
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    City, state and zip code        Dallas, Texas 75234
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                                    PART II
                            RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof
[X] will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                                    12b25-1
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                               PART III. NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Completion of the Registrant's audit took longer than anticipated due to a change of accountants, and its hiring of a new Chief Financial Officer and Controller both within the quarter ended March 31, 2000. The delay in completion of the audit and the filing of the Form 10-KSB resulted in a delay in the completion of Form 10-QSB for the first quarter of 2000.

                           PART IV. OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification:
               T. ULRICH BRECHBUHL                 (972) 969-0387
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               (Name)                            (Area Code) (Telephone Number)


        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 MIGRATEC, INC.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: MAY 12, 2000                           By:  /s/ T. ULRICH BRECHBUHL
      ----------------                           ------------------------------
                                                     T. ULRICH BRECHBUHL
                                                     CHIEF FINANCIAL OFFICER


                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).